Exhibit 10.2

ENTEROMEDICS INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered on January 18, 2016 (the “Agreement Date”), between ENTEROMEDICS INC. (“Company”), a Delaware corporation with its principal place of business at 2800 Patton Road, St. Paul, Minnesota 55113; and Peter M. DeLange (“Employee”), a Minnesota resident whose address is 233 East Lake Street, Waconia, Minnesota 55387, for the purpose of setting forth the terms and conditions of Employee’s employment by Company.

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee as the Senior Vice President of Operations of the Company, and for Employee to hold such position, on the terms and conditions, and for the consideration, hereinafter set forth and Employee desires to be employed by the Company and hold such position on such terms and conditions and for such consideration; and

WHEREAS, Employee executed a Nondisclosure and Noncompetition Agreement with the Company on January 18, 2016 (“Noncompetition Agreement”), which is attached as Exhibit A to this Agreement and fully incorporated herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:

ARTICLE I

EMPLOYMENT, TERM AND DUTIES

1.1 Employment. Company hereby employs Employee as its Senior Vice President of Operations, and Employee accepts such employment and agrees to perform services for Company pursuant to the terms and conditions set forth in this Agreement.

1.2 Term. The term of this Agreement shall commence on the Agreement Date and, unless earlier terminated in accordance with Article III of this Agreement, shall terminate one year from the Agreement Date (the “Term”); provided, however, that the Term of this Agreement shall automatically renew for successive one-year terms thereafter unless, at least 90 days before the expiration of the initial Term or any additional Term, either party provides written notice to the other of its or his desire to terminate this Agreement.

1.3 Position and Duties.

1.3.1 Service with Company. During the Term, Employee agrees to perform such duties and responsibilities as are assigned to him from time to time by Company’s Chief Executive Officer (the “CEO”) and/or Board of Directors (the “Board”).

1.3.2 Performance of Duties. During the Term, Employee agrees to serve Company in an executive capacity as its Senior Vice President of Operations, and shall perform such duties as are required by the CEO and/or the Board.

ARTICLE II

COMPENSATION, BENEFITS AND EXPENSES

2.1 Base Salary. Subject to the provisions of Article III of this Agreement, during the Term, Company shall pay Employee a “Base Salary” of $300,000.00 on an annualized basis or such higher annual rate as may from time to time be approved by the Board. Such Base Salary shall be paid in substantially equal regular periodic payments, less deductions and withholdings, in accordance with Company’s regular payroll procedures, policies and practices for executive officers, as such may be modified from time to time. The Base Salary shall be reviewed by the Board annually for potential adjustment on the basis of performance; and Employee shall be eligible, at Company’s sole discretion, for annual salary increases consistent with Company’s procedures, policies and practices. If Employee’s Base Salary is increased from time to time during the Term, the increased amount shall become the Base Salary for the remainder of the Term and any extensions of the Term and for as long thereafter as required pursuant to Article III as applicable, subject to any subsequent increases.

2.2 Incentive Compensation. In addition to Base Salary, Company shall make Employee eligible for such cash and equity awards pursuant to Company’s Incentive Compensation Plan, if any, as may be applicable and adopted by Company. Except to the extent as otherwise provided in Article III in connection with a termination of Employee’s employment, payment of incentive compensation will be subject to Employee achieving certain objectives set annually by Employee and the Compensation Committee of the Board, with the target amount of any cash incentive compensation for any calendar year to be approved by the Compensation Committee of the Board, which target in no event shall be more than 32% (subject to performance of the specified objectives) of Employee’s Base Salary in effect from time to time. Employee and the Compensation Committee will meet and review the objectives set by the Compensation Committee for each upcoming calendar year before March 31 of such year. Company shall pay any such incentive compensation for which Employee may be eligible for a calendar year on or before March 15 of the following year (provided that Employee is employed on such date). Employee will not be entitled to receive incentive compensation for any calendar year in which Employee’s employment is terminated, except as may be provided in Article III.

2.3 Participation in Benefits. During the Term of Employee’s employment by Company, Employee shall be entitled to participate in the employee benefits offered generally by Company to its employees, to the extent that Employee’s position, tenure, salary, health and other qualifications make Employee eligible to participate. Without limiting the foregoing, Employee shall be eligible to participate in any pension plan, or group life, health or accident insurance or any other plan or policy that may presently be in effect or that may hereafter be adopted by Company for the benefit of its employees and/or corporate officers generally. Employee is eligible to receive four (4) weeks of vacation on an annual basis, subject to Company’s “Paid Time Off” policy. Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. Company does not guarantee the adoption or continuance of any particular employee benefit during Employee’s employment; and nothing in this Agreement is intended to, or shall in any way restrict the right of Company to amend, modify or terminate any of its benefit plans during the Term of this Agreement.

ARTICLE III

TERMINATION AND COMPENSATION FOLLOWING TERMINATION

3.1 Termination. Subject to the respective continuing obligations of the parties under this Agreement, this Agreement and Employee’s employment hereunder may be terminated as of the applicable date, whether before or at the end of the Term (the “Separation Date”) under any of the following circumstances:

3.1.1 Termination by Mutual Agreement. By mutual written agreement of the parties at any time, which may specify a Separation Date.

3.1.2 Termination by Employee’s Death. If Employee dies during the Term, the date of his death shall be his Separation Date.

3.1.3 Termination Due to Employee’s Disability. If Employee becomes Disabled, the Separation Date shall be the effective date of his resignation or his discharge by the Company because of the Disability, whichever occurs first. For purposes of this Agreement, “Disabled” or “Disability” means the incapacity or inability of Employee, whether due to accident, sickness or otherwise (with the exception of the illegal use of drugs), to perform the essential functions of Employee’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Company will be required) for an aggregate of 90 days during any period of 180 consecutive days, or such longer period as may be required under applicable law.

If Employee (or his legal representative, if applicable) does not agree with the Company’s decision to terminate his employment hereunder because of Disability, the question of Employee’s Disability shall be subject to the certification of a qualified medical doctor mutually agreed to by Company and Employee (or, in the event of Employee’s incapacity to designate a doctor, Employee’s legal representative). In the absence of such agreement, each such party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Employee’s Disability. The decision of the designated physician shall be binding upon the parties in the same manner as the decision of an arbitrator under Section 4.5.

3.1.4 Termination by Company for Cause. Company may terminate this Agreement and Employee’s employment for Cause immediately upon written notice to Employee. For purposes of this Agreement, “Cause” means: (a) willful breach of Employee’s duties to Company or willful breach of this Agreement; (b) Employee’s conviction of any felony or any crime involving fraud, dishonesty, or moral turpitude; (c) Employee’s willful participation in any fraud against or affecting Company or any subsidiary, affiliate, customer, supplier, client, agent, or employee thereof; or (d) any other act that Company reasonably determines constitutes gross or willful misconduct materially detrimental to Company including, but not limited to, unethical practices, dishonesty, disloyalty, or any other acts harmful to Company; provided, however that a for Cause termination pursuant to clause (a), if susceptible of cure, which determination is in the sole discretion of Company to make, shall not become effective unless Employee fails to cure such failure to perform or breach within 30 days after his receipt of written notice from Company, such notice to describe such failure to perform or breach and identity what reasonable actions shall be required to cure such failure to perform or breach.

For purposes of this Section 3.1.4, no act, or failure to act, on Employee’s part shall be considered “dishonest” or “willful” unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that his action or omission was in or not opposed to, the best interest of Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Company. Furthermore, the term “Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Employee has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to his position.

3.1.5 Termination by Employee without Good Reason. Employee may at any time voluntarily terminate his employment under this Agreement, for any reason or no reason, with 30 days’ written notice.

3.1.6 Termination by Company without Cause. Company may terminate Employee’s employment under this Agreement at any time for any reason or no reason with 30 days’ written notice, except that no notice shall be required for a termination without Cause following a “Change in Control” as defined in Employee’s Incentive Stock Option Agreement(s) or Non-Incentive Stock Option Agreement(s), as the case may be, with Company (collectively, the “Stock Option Agreements”).

3.1.7 Termination by Employee for Good Reason. Employee may at any time voluntarily terminate his employment pursuant to this Agreement for Good Reason (as defined below); provided, however, that any resignation by Employee for Good Reason shall not be effective unless and until the following two conditions have been satisfied: (a) he has notified Company in writing of the facts that he believes constitute Good Reason, within 90 days after such facts first becomes known to him; and (b) Company fails to cure such Good Reason within 30 days after its receipt of that notice. Employee’s resignation shall be effective before the end of that 30-day period as of any earlier date on which Company refuses to cure or denies the existence of such Good Reason. The effective date of any resignation for Good Reason shall be a Separation Date. If Company timely cures such Good Reason, or it is determined that the reason for Employee’s resignation was not a Good Reason, he shall be deemed not to have resigned unless he elects to resign under Section 3.1.5.

For purposes of this Agreement, “Good Reason” means, at any time: (a) the assignment by Company to Employee of employment duties, functions or responsibilities that are significantly different from, and result in a substantial diminution of, Employee’s duties, functions or responsibilities, including without limitation any requirement that Employee report to anyone other than the CEO or the Board; (b) a material reduction in Employee’s Base Salary or the minimum target amount provided under Section 2.2 for his cash incentive compensation for any calendar year; (c) a Company requirement that Employee be based at any office or location more than 25 miles from Employee’s primary work location before the date of this Agreement; or (d) any other action or inaction that constitutes a material breach of this Agreement by Company.

3.1.8 Termination at End of Term. The termination of this Agreement and Employee’s employment, as of the end of the initial Term or any additional Term, pursuant to the operation of the provisions of Section 1.2, shall entitle Employee only to the payments provided in Sections 3.2.1 and 3.3.

3.2 Compensation following Termination of Employment. If Employee’s employment pursuant to this Agreement is terminated before the end of the Term, or by Company as of the end of the Term, Employee shall be entitled to the following compensation and benefits upon such termination:

3.2.1 Payment of Base Salary. If Employee’s employment is terminated pursuant to any subsection of Section 3.1, Company shall, within 14 calendar days following the Separation Date, pay to Employee, Employee’s surviving spouse (or, if none, Employee’s estate), as the case may be, any amounts due to Employee for Base Salary through the Separation Date.

If a termination occurs pursuant to Section 3.l.5 (by Employee without Good Reason), when Company receives Employee’s notice Company shall have the option, at its discretion (a) to continue to engage Employee’s services through the 30 day notice period until the Separation Date, or (b) terminate the use of Employee’s services during the 30 day notice period before the Separation Date but treat Employee as if he were providing services through the 30 day notice period until the Separation Date for purposes of determining Employee’s compensation due him pursuant to this Section 3.2.1.

3.2.2 Payment of Severance for Termination by Company without Cause or by Employee for Good Reason. If (a) Employee’s employment is terminated pursuant to either of Sections 3.1.6 (by Company without Cause) or 3.1.7 (by Employee for Good Reason), (b) Employee has executed and delivered to Company, within 60 days after the effective date of that termination, a written release in substantially the same form as is attached hereto as Exhibit B, and (c) the rescission period specified therein has expired, Company shall, subject to any payment delay required by Section 3.2.6, continue to pay, as severance pay, Employee’s Base Salary (at the rate in effect on the Separation Date, for a period of 12 months following the Separation Date, and Employee shall be permitted to exercise all shares that are vested under his Options as of the Separation Date and those Options that would have vested within one year following the Separation Date immediately or at any time during the five-year period (but not after the end of each Option’s original term) following the Separation Date. Such payments of Base Salary will be at the usual and customary pay intervals of Company and will be subject to all appropriate deductions and withholdings. For purposes of Employee’s qualification for severance pay, his right to any series of such payments due under this Agreement is treated as the right to a series of separate payments, each of which is subject to all of the requirements of this Section 3.2.2.

3.2.3 Payment of Severance at End of Term. If (a) Employee’s employment terminates pursuant to Section 3.1.8, (b) Employee has executed and delivered to Company,

within 60 days after the effective date of that termination, a written release in substantially the same form as is attached hereto as Exhibit B, and (c) the rescission period specified therein has expired, Company shall, subject to any payment delay required by Section 3.2.6, continue to pay, as severance pay, Employee’s Base Salary at the rate in effect on the Separation Date, for a period of 12 months following the Separation Date, and Employee shall be permitted to exercise all shares vested under his Options as of the Separation Date and those Options that would have vested within one year following the Separation Date immediately or at any time during the five-year period (but not after the end of each Option’s original term) following the Separation Date.

3.2.4 Effects of Change in Control. Upon the occurrence of a Change in Control (as defined in Section 3.1.6), Company agrees that, notwithstanding any contrary provisions of the Stock Option Agreements or Company’s Stock Incentive Plan, the vesting schedule of Employee’s stock options granted in the Stock Option Agreements (the “Options”) shall accelerate such that on the date the Change in Control is completed, 100% of any then-unvested shares subject to the Options held by Employee shall immediately vest; provided, however, that if, in connection with the consummation of the transaction resulting in the Change in Control, Employee receives a cash payment with respect to each Option (after they become fully vested) equal to the difference or “spread’’ between (a) the per share amount paid to holders of Company’s common stock in such transaction and (b) the per share exercise price under the applicable Stock Option Agreement, his Options shall be cancelled upon the consummation of the Change in Control in exchange for such cash payment; provided, further, that if in connection with or within the first two years after the Change in Control (as defined in Section 3.1.6), Employee’s employment is terminated pursuant to either of Sections 3.1.6 (by Company without Cause) or 3.1.7 (by Employee for Good Reason), and (a) Employee has executed and delivered to Company, within 60 days after the effective date of that termination, a written release in substantially the same form attached hereto as Exhibit B, and (b) the rescission period specified therein has expired, then, in addition to the payments under Section 3.2.2:

(A) within 14 calendar days following the Separation Date, the Company shall also pay to Employee, or Employee’s surviving spouse (or, if none, Employee’s estate), as the case may be, any amounts to which Employee is entitled as of the Separation Date, as a pro rata portion of any unpaid cash incentive compensation determined under Section 2.2 for the calendar year in which the Separation Date occurs. That pro rated cash incentive compensation shall be based on whether Employee’s objectives were achieved (also pro rated to the extent possible) during the portion of the year before the Separation Date; and the pro rated amount shall be based on the number of days in that portion, as compared with the entire year; and

(B) the vesting schedule of Options held by Employee shall accelerate such that on the Separation Date connected with or after a Change in Control, 100% of any unvested shares under the Options shall immediately vest and shall be exercisable immediately or at any time during the five-year period (but not after the end of each Option’s original term) following the Separation Date, notwithstanding any contrary provisions of the Stock Option Agreements or Company’s Stock Incentive Plan; provided, however, that if, in connection with the consummation of the transaction resulting in the Change in Control, Employee receives a cash payment with respect to each Option (after they become fully vested under this paragraph) equal to the difference or “spread” between (a) the per share amount paid to holders of Company’s common stock in such transaction and (b) the per share exercise price under the applicable Stock Option Agreement, his Options shall be cancelled upon the consummation of the Change in Control in exchange for such cash payment. The parties hereto agree and acknowledge that, with respect to any Options previously granted to Employee that were intended by the parties to be treated as “incentive stock options” within the meaning of Code Section 422, such Options, to the extent they may be exercised by Employee more than 90 days following the Separation Date, shall be treated as non-qualified Options, notwithstanding any contrary provisions of the Stock Option Agreements.

3.2.5 General Provision Regarding Treatment of Options. Except as otherwise specified in Sections 3.2.2 and 3.2.4 of this Agreement, the terms of the Stock Incentive Plan and Stock Option Agreements, as applicable, shall govern the treatment of the Options following the Separation Date.

3.2.6 Potential Delay of Severance Payments. If, as of the Separation Date, (a) Company’s common stock is publicly traded (as determined under Code Section 409A), (b) Employee is a “specified employee” (as determined under Code Section 409A), and (c) any portion of the severance pay due Employee under Sections 3.2.2, 3.2.3 (and, if applicable, paragraph (A) of Section 3.2.4) would exceed the sum of the applicable limited separation pay exclusions (or otherwise not qualify for any exclusion) as determined pursuant to Code Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of Company following the six month anniversary of Employee’s Separation Date (or the date of his death, if earlier than that anniversary), and shall include a lump sum equal to the aggregate amounts that Employee would have received had payment of this excess amount commenced as provided in Sections 3.2.2, 3.2.3 (and, if applicable, paragraph (A) of Section 3.2.4) after the Separation Date. If Employee continues to perform any services for Company (as an employee or otherwise) after the Separation Date, such six month period shall be measured from the date of Employee’s “separation from service” as defined pursuant to Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.

3.3 Benefits Following Certain Employment Terminations. If Employee’s employment is terminated pursuant to any of Sections 3.1.2, 3.1.3, 3.1.6, 3.l.7 or 3.1.8, Company shall provide, at the sole cost of Company (except for any share of the cost for benefits for Employee and Employee’s spouse and any eligible dependents that Employee was required to pay immediately before the Separation Date), continuing coverage under any of its medical, dental and life insurance programs for Employee (if Employee survives) and Employee’s spouse and any eligible dependents, to the extent any such coverage was in effect for any of those individuals immediately before the Separation Date and is extended under COBRA. The Company’s provision of continuing coverage will end after the greater of the following periods: (a) if applicable, the period during which Employee is entitled to receive his Base Salary as severance pay under Section 3.2.2 or 3.2.3; or (b) the first 12 months after the Separation Date, irrespective of any then pre-existing health conditions of Employee, Employee’s spouse or any eligible dependents; provided, however, that Company may discontinue any such coverage for which it does not receive timely payment of Employee’s share of the cost due after the Separation Date; and provided further that, in each case, such continued participation is not prohibited by any applicable laws or would not otherwise jeopardize the tax qualified status of any such programs. All reimbursement under this Section 3.3 shall terminate upon commencement of new employment by Employee with an employer that offers health care coverage to its employees. If any such continuing participation is prohibited by applicable law or would otherwise jeopardize the tax qualified status of any medical, dental or life insurance plan and, as a result, Company terminates any such coverage, it shall promptly reimburse Employee (or Employee’s spouse and eligible dependents, as the case may be) for the cost of obtaining comparable third party coverage irrespective of any then preexisting health conditions of any of them who was covered immediately before the Separation Date. Any period of continuing coverage under this Section 3.3 shall run at the same time as the applicable continuing coverage required to be offered to Employee, Employee’s spouse or eligible dependents under applicable laws.

Except as otherwise provided in this Section 3.3, the benefits to which Employee (or, as applicable, Employee’s spouse, eligible dependents or estate) may be entitled upon termination of his employment, pursuant to the plans and policies of Company described in Article II of this Agreement, shall be determined and paid in accordance with such plans, policies and applicable laws.

3.4 Surrender of Records and Property. Upon termination of Employee’s employment with Company, Employee shall deliver promptly to Company all Confidential Information as defined in Section 4.1 and all Company property including, but not necessarily limited to records, manuals, books, blank forms, documents, letters, memoranda, business plans, minutes, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), computer print-outs, member or customer lists, credit cards, keys, identification, products, access cards, designs, drawings, sketches, devices, specifications, formulae, data, tables or calculations or copies thereof, and all other tangible or intangible property relating in any way to the business of Company that are the property of Company or any subsidiary or affiliate, if any, or which relate in any way to the business, products, practices or techniques of Company or any subsidiary or affiliate.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.1 Company Remedies. Employee acknowledges and agrees that the restrictions and agreements contained in this Agreement and in the Noncompetition Agreement that is attached as Exhibit A to this Agreement are reasonable and necessary to protect legitimate interests of Company; that the services to be rendered by Employee are of a special, unique and extraordinary character; that it would be difficult to replace such services; that any violation of the Noncompetition Agreement would be highly injurious to Company; that Employee’s violation of the Noncompetition Agreement would cause Company irreparable harm that would not be adequately compensated by monetary damages; and that the remedy at law for any breach of any of the provisions of the Noncompetition Agreement will be inadequate. Accordingly, Employee specifically agrees that Company shall be entitled, in addition to any remedy at law, to preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement and to enforce the provisions of the Noncompetition Agreement.

4.2 Assignment. This Agreement shall not be assignable, in whole or in part, by Employee without the written consent of Company and any purported or attempted assignment or transfer of this Agreement or any of Employee’s duties, responsibilities or obligations hereunder shall be void. This Agreement shall inure to the benefit of and be binding upon Employee, Employee’s heirs and personal representatives. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns. Notwithstanding the foregoing, Company may not, without the written consent of Employee, assign its rights and obligations under this Agreement to any business entity that has become the successor to Company in the event of a sale, merger, liquidation or similar transaction. After any such assignment by Company to which Employee has given such consent, Company shall be discharged from all further liability hereunder and such successor assignee shall thereafter be deemed to be Company for the purposes of all provisions of this Agreement.

4.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, shall be deemed to have been duly given on the date of service if personally served on the parties to whom notice is to be given, or on the third day after mailing if mailed to the parties to whom notice is given, whether by first class, registered, or certified mail, and properly addressed as follows:

If to Company, at:	EnteroMedics Inc.
2800 Patton Road
St. Paul, MN 55113

If to Employee, at:	Peter M. DeLange
233 East Lake Street
Waconia, MN 55387

Any party may change the address for the purpose of this Section by giving the other written notice of the new address in the manner set forth above.

4.4 Governing Law/Venue. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Minnesota, without regard to conflicts of laws principles thereof. The parties irrevocably consent and agree that the venue of any cause of action seeking injunctive relief shall be Minnesota District Court, Hennepin County, and the parties further irrevocably consent to the personal jurisdiction of the Minnesota District Court for any such action.

4.5 Arbitration. The parties irrevocably consent that, except to the extent provided in this section and Section 4.4, any litigation or other dispute arising between the parties, in connection with the interpretation or enforcement of this Agreement, that has not been settled through negotiation within a period of 30 days after the date on which either party shall first have notified the other party in writing of the existence of the dispute, shall be settled by final and binding arbitration under the then-applicable Employment Arbitration Rules of the American Arbitration Association (“AAA”); and a court judgment on the award may be entered in any court having competent jurisdiction. Notwithstanding the foregoing, neither party shall be entitled or required to seek arbitration regarding any cause of action that would entitle such party to injunctive relief.

Any such arbitration shall be conducted by one neutral arbitrator appointed by mutual agreement of the parties or, failing such agreement, in accordance with the AAA Rules. The arbitrator shall be an experienced attorney with a background in employment law. Any arbitration shall be conducted in Minneapolis, Minnesota. An arbitration award may be enforced in any court of competent jurisdiction. Notwithstanding any contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

(a)	Each party shall have the right to request from the arbitrator, and the arbitrator shall order upon good cause shown, reasonable and limited pre-hearing discovery, including: (i) exchange of witness lists, (ii) no more than two (2) depositions under oath of named witnesses at a mutually convenient location (neither deposition to exceed seven (7) hours), (iii) written interrogatories (no more than twenty-five (25) in number), and (iv) document requests (no more than twenty-five (25) in number, including subparts);

(b)	Upon conclusion of the pre-hearing discovery, the arbitrator shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award;

(c)	The arbitrator may award damages consistent with the terms of this Agreement but may not award or assess punitive damages against either party; and

(d)	Each party shall bear 50% of the fees and costs of the arbitrator, subject to the power of the arbitrator, in his or her sole discretion, to award all such fees and costs to the prevailing party.

4.6 Construction. Notwithstanding the general rules of construction, both Company and Employee acknowledge that both parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

To the extent any provision of this Agreement may be deemed to provide a benefit to Employee that is treated as non-qualified deferred compensation pursuant to Code Section 409A, such provision shall be interpreted in a manner that qualifies for any applicable exemption from compliance with Code Section 409 or, if such interpretation would cause any reduction of benefit(s), such provision shall be interpreted (if reasonably possible) in a manner that complies with Code Section 409A and does not cause any such reduction.

4.7 Severability. In the event any provision of this Agreement (or portion thereof) shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision of this Agreement. To the extent any provision (or portion thereof) of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision (or portion thereof) shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

4.8 Entire Agreement. This Agreement, including the Noncompetition Agreement that is attached as its Exhibit A and fully incorporated herein, is the final, complete and exclusive agreement of the parties and sets forth the entire agreement between Company and Employee with respect to Employee’s employment by Company, and there are no undertakings, covenants or commitments other than as set forth herein. The Agreement may not be altered or amended, except by a writing executed by Employee and a member of the Board. This Agreement supersedes, terminates, replaces and supplants any and all other prior understandings or agreements between the parties relating in any way to the hiring or employment of Employee by Company.

4.9 Survival. The parties expressly acknowledge and agree that the provisions of this Agreement that by their express or implied terms extend beyond the expiration of this Agreement or the termination of Employee’s employment under this Agreement, shall continue in full force and effect, notwithstanding Employee’s termination of employment under this Agreement or the expiration of this Agreement.

4.10 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

4.11 Attorneys’ Fees for Negotiating Agreement. Upon receipt by Company of a statement for legal services from the attorneys representing Employee, Company shall reimburse Employee or pay on behalf of Employee the reasonable and necessary attorneys’ fees and associated expenses incurred by Employee in connection with the negotiation of this Agreement, provided, that such fees and expenses shall not exceed $5,000.00.

4.12 Attorneys’ Fees for Resolving Disputes. If any party to this Agreement is made or shall become a party to any litigation (including arbitration) commenced by or against the other party involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party’s obligations hereunder, then the prevailing party in such litigation shall be entitled to receive from the other party all costs incurred by the prevailing party in such litigation, plus reasonable attorneys’ fees to be fixed by the court or arbitrator (as applicable), with interest thereon from the date of judgment or arbitrator’s decision at the rate of 8% or, if less, the maximum rate permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ENTEROMEDICS INC.

By	/s/ Dan W. Gladney
Its:	President and Chief Executive Officer

/s/ Peter M. DeLange
Peter M. DeLange

Exhibit A

Nondisclosure and Noncompetition Agreement

EnteroMedics Inc.

Nondisclosure and Noncompetition Agreement

This is an agreement between Peter M. DeLange (“Employee”) and EnteroMedics Inc., its affiliates, successors and assigns (“Employer”). The parties agree that Employer would be substantially harmed if Employee competes with Employer during employment with Employer or after termination of employment with Employer. The parties further agree that Employer would be substantially harmed if Employee were to disclose its Confidential, Proprietary and Trade Secret Information.

Therefore, in consideration of Employer’s employment of Employee for monetary compensation, benefits, access to Employer’s Trade Secrets and/or Confidential Information, and/or other valuable consideration provided by Employer, Employee agrees as follows:

I.	Nondisclosure of Confidential, Proprietary, and Trade Secret Information

Employee agrees not to disclose Confidential Information to any other third party or company, other than in connection with Employee’s employment with Employer, or use such information, directly or indirectly, for any purpose whatsoever, without the prior written consent of Employer.

For purposes of this Agreement, “Confidential Information” means any information that is not generally known to the public or to other persons who can obtain economic value from its disclosure or use; information which derives independent economic benefit from not being known to such persons; and information about the activities or business of Employer that is not generally known to others engaged in similar business or activities, its products, services, finances, trade secrets, contracts, patents filed or pending, the techniques used in completing customer projects, research and development, data and information, processes, designs, engineering, marketing plans or techniques, organization or operation. The foregoing list is intended to be illustrative rather than comprehensive. Additionally, the term “confidential information” shall mean any confidential information as that term is defined in any Agreement Employer may have with its customers or other third parties from time to time.

II.	Assignment of Inventions

A)

Disclosure and Assignment of Inventions and Other Works. During the term of this Agreement and for one year following the Separation Date, Employee shall promptly disclose to Employer in writing all ideas, improvements and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice (“Inventions”) and any writings, drawings, diagrams, charts, tables, databases, software (in object or source code and recorded on any medium), and any other works of authorship, whether or not such are copyrightable (“Works of Authorship”) that are conceived, made, discovered, written or created by Employee alone or jointly with any person, group or entity, whether during the normal hours of his employment at Employer or on Employee’s own time. Employee hereby assigns all rights to all such Inventions and Works of Authorship to Employer. Employee shall give Employer all the assistance it reasonably requires for Employer to perfect, protect, and use its rights to such

Inventions and Works of Authorship. Employee shall sign all such documents, take all such actions and supply all such information that Employer considers necessary or desirable to transfer or record the transfer of Employer’s entire right, title and interest in such Inventions and Works of Authorship and to enable Employer to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship anywhere in the world, provided Employer shall bear all reasonable expenses of Employee in rendering such cooperation.

B)	Prior Inventions. Employee has set forth on Exhibit A attached hereto a list of all significant Inventions, to the best of his knowledge, that Employee has, alone or jointly with others, made prior to his employment with Employer that Employee considers to be Employee’s property or the property of third parties and that Employee wishes to exclude from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no such disclosure is attached, or permission supporting evidence is available, Employee represents that there are no Prior Inventions. If, during Employee’s employment with Employer, Employee incorporates a Prior Invention into an Employer product or process, Employer is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Inventions in any Employer Inventions without Employer’s prior written consent.

C)	Notice and Acknowledgement. In accordance with Minnesota Statute § 181.78, the foregoing paragraph does not require Employee to assign or offer to assign to Employer any of Employee’s rights in an Invention that Employee developed entirely on Employee’s own time without using Employer’s equipment, supplies, facilities or trade secret information, and (a) that does not relate directly to Employer’s business or to Employer’s actual or demonstrably anticipated research or development, or (b) that does not result from any work performed by Employee for Employer. For the purpose of this Section, “Employer’s business” shall be defined as development pertaining to implantable medical devices to treat obesity or devices to apply signals to a vagus nerve to treat a gastrointestinal disorder (e.g., obesity, pancreatitis or irritable bowel syndrome).

To the extent a provision in this Agreement purports to require Employee to assign Inventions otherwise excluded by this paragraph, the provision is against the public policy of the State of Minnesota and is unenforceable. By signing this Agreement, Employee acknowledges receipt of the notification required by Minnesota Statute § 181.78.

III.	Noncompete and Nonsolicitation

A)

Agreement Not to Compete. During the Term of Employee’s employment by Employer, and for a period of 12 consecutive months from the date of Termination of such employment for whatever reason (whether occasioned by Employee or Employer), Employee shall not, directly or indirectly, in any place in the world, render services to any conflicting organization, or engage in competition with Employer, in any manner or

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capacity, nor direct any other individual or business enterprise to engage in, competition with Employer in any manner or capacity, (e.g., as an advisor, principal, agent, partner, officer, director, stockholder of more than 1% of the outstanding shares of the capital stock of a publicly traded company, employee, member of any association or limited liability company or otherwise) on any products competitive with Employer’s existing products, any products competitive with Employer’s announced products or any products competitive with Employer’s pending products that have not yet been announced but which Employee has, or should have, actual or constructive knowledge. For the purposes of this Section, “conflicting organization” shall be defined as any person, corporation or entity that competes with any product, process or service, in existence or under development, of Employer pertaining to implantable medical devices to treat obesity or devices to apply signals to a vagus nerve to treat a gastrointestinal disorder (e.g., obesity, pancreatitis or irritable bowel syndrome).

B)	Agreement Not to Solicit. Employee hereby acknowledges that Employer’s customers constitute vital and valuable aspects of its business on a worldwide basis. In recognition of that fact, for a period of one year following the termination of this Agreement for any reason whatsoever, Employee shall not solicit, or assist anyone else in the solicitation of, any of Employer’s then-current customers to terminate their respective relationships with Employer and to become customers of any enterprise with which Employee may then be associated, affiliated or connected.

C)	Agreement Not to Recruit. Employee hereby acknowledges that Employer’s employees, consultants and other contractors constitute vital and valuable aspects of its business and missions on a worldwide basis. In recognition of that fact, for a period of one year following the termination of this Agreement for any reason whatsoever, Employee shall not solicit, or assist anyone else in the solicitation of, any of Employer’s then-current employees, consultants and other contractors to terminate their respective relationships with Employer and to become employees, consultants and other contractors of any enterprise with which Employee may then be associated, affiliated or connected.

IV.	Employer Remedies

Employee acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect legitimate interests of Employer, that the services to be rendered by Employee are of a special, unique and extraordinary character, that it would be difficult to replace such services, that any violation of this Agreement would be highly injurious to Employer, Employee’s violation of any provision of this Agreement would cause Employer irreparable harm that would not be adequately compensated by monetary damages, and that the remedy at law for any breach of this Agreement will be inadequate. Accordingly, Employee specifically agrees that Employer shall be entitled, in addition to any remedy at law, to preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement and to enforce the provisions of this Agreement. Should a breach of the agreement occur, Employer will be entitled to recover costs, including attorney’s fees, incurred in enforcing the terms of the Agreement for each breach. If a Court finds any part of the Agreement to be invalid, the remainder of the provisions shall remain in full force and effect to the extent possible.

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V.	Governing Law/Venue

The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Minnesota, without regard to conflicts of laws principles thereof. The parties irrevocably consent and agree that the venue of any cause of action seeking injunctive relief shall be Minnesota District Court, Hennepin County, and the parties further irrevocably consent to the personal jurisdiction of the Minnesota District Court for any such action.

VI.	Construction

Notwithstanding the general rules of construction, both Employer and Employee acknowledge that both parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

VII.	Severability

In the event any provision of this Agreement (or portion thereof) shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision of this Agreement. To the extent any provision (or portion thereof) of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision (or portion thereof) shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

VIII.	Waiver

Failure by Employer to enforce any provision of this Agreement will not constitute a waiver of or a prohibition against any further enforcement of that provision or any other provision of this Agreement.

IX.	Entire Agreement and Amendment

This Agreement supersedes all previous agreements between the parties concerning the subject matter of this Agreement. All amendments to this Agreement must be in writing and signed by the parties to be effective.

X.	At Will Employment

This Agreement is not an employment agreement for any specified period of time and Employee understands that either Employee or Employer may terminate the employment relationship at any time and for any reason or no reason at all.

XI.	Succession and Survival

This Agreement and the rights, duties and obligations of this Agreement shall survive the termination of Employee’s employment with Employer and shall inure to the benefit of and shall be binding upon Employee’s heirs, assigns and personal representatives and the successors of Employer.

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Executed this 18th day of January 2016.

EMPLOYEE

By:	/s/ Peter M. DeLange

Printed Name:	Peter M. DeLange

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea

Printed Name:	Greg S. Lea

Its:	Chief Financial Officer and Chief Compliance Officer

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EXHIBIT A

To:	EnteroMedics Inc.

From:

Date:

Subject:	Prior Inventions

1.	Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by EnteroMedics, Inc. (“Employer”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Employer:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached

2.	Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following parties:

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached

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EXHIBIT B

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (hereinafter “Agreement”) is entered into by and between                      (hereinafter “you”) and EnteroMedics Inc. (hereinafter “EnteroMedics”).

WHEREAS, you and EnteroMedics entered into an Employment Agreement dated                      (“Employment Agreement”) which terminates effective                     , except as to certain provisions outlined below;

WHEREAS, EnteroMedics wishes to provide you with the separation benefits described in Section 2 below; and

WHEREAS, you and EnteroMedics want to fully and finally settle all issues, differences, and claims, whether potential or actual, between you and EnteroMedics, including, but not limited to, any claim that might arise out of your employment with EnteroMedics or the termination of your employment with EnteroMedics;

NOW, THEREFORE, in consideration of the provisions and of the mutual covenants contained herein, you and EnteroMedics agree as follows:

1. Separation from Employment. Effective                      (your “date of separation”), your employment with EnteroMedics terminates. Except as provided in this Agreement, all benefits and privileges of employment end as of your date of separation.

2. Separation Benefits. As consideration for your promises and obligations under this Agreement, and subject to the terms and conditions of this Agreement, including the release of claims set forth below, EnteroMedics agrees to pay you, as separation pay, the gross amount of                     , less applicable deductions and withholdings for state and federal taxes, which amount represents 12 months of your base salary as of your date of separation. The separation pay will be divided and paid to you in substantially equal periodic payments at the usual and customary pay intervals of EnteroMedics, less deductions and withholdings. The payments will begin within 30 business days of the date on which EnteroMedics receives this Agreement signed by you, provided that you do not revoke or rescind this Agreement as set forth below. You agree that you are not entitled to the separation benefits provided to you in this Agreement if you do not sign this Agreement.

3. Incentive Compensation. You are not entitled to receive incentive compensation for calendar year         .

4. Medical, Dental, and Life Insurance. If you elect to extend EnteroMedics-provided medical, dental, and/or life insurance coverage under COBRA after your date of separation, then EnteroMedics will provide, at its sole cost (except for any share of the cost for benefits for you and your spouse and any eligible dependents that you were required to pay immediately before your date of separation) such extended coverage for you and your spouse and any eligible dependents, to the extent any such coverage was in effect for any of you and those individuals immediately before your date of separation, for 12 calendar months after your date of separation. EnteroMedics’ obligations under this Section 4 shall terminate upon commencement of new employment by you with an employer that offers health care coverage to its employees. You agree that any COBRA premium paid on your behalf and/or any reimbursement made to you for COBRA premiums paid by you will be treated as taxable by EnteroMedics. Except as otherwise provided in this Section 4, the benefits to which you (or, as applicable, your spouse and eligible dependents) may be entitled upon termination of your employment shall be determined and paid in accordance with such plans, policies and applicable laws.

5. Stock Options. All options to purchase shares of common stock of EnteroMedics held by you (the “Options”) are subject to the terms of one or more Stock Option Agreements between you and the Company (each, an “Option Agreement”) and were granted pursuant to the EnteroMedics Inc. Amended and Restated 2003 Stock Incentive Plan, as amended (the “Plan”). Pursuant to the terms and conditions set forth in the Option Agreements, EnteroMedics agrees that, notwithstanding anything to the contrary set forth in such Option Agreements or the Plan, during the two-year period following your date of separation, you shall be permitted to exercise any Option immediately to the extent that such Option was vested as of your date of separation or would have vested within one year of your date of separation had your employment with Company not terminated. Notwithstanding anything to the contrary set forth in such Option Agreements or the Plan, EnteroMedics shall have a right, following your date of separation, to buy back all such Options based on the per share exercise price under the applicable Option Agreement. The parties agree and acknowledge that, with respect to any Options that were intended by the parties to be treated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, such Options, to the extent they may be exercised by you more than 90 days following your date of separation, shall be treated as non-qualified options, notwithstanding any provision in the Option Agreements to the contrary.

6. Confidential Information; Noncompetition and Nonsolicitation. You executed an Executive Employment Agreement with EnteroMedics, a copy of which is attached hereto as Exhibit A. All provisions of the Employment Agreement that, by their terms, survive the termination of your employment will continue in full force and effect and are not negated or otherwise affected by this Agreement, including but not limited to Section 4.1: Company Remedies; Section 4.4: Governing Law/Venue; Section 4.5: Arbitration; and the Nondisclosure and Noncompetition Agreement attached to the Employment Agreement as its Exhibit A and fully incorporated therein.

7. Return of EnteroMedics Property. You acknowledge that, on or before the date you sign this Agreement, you have returned all EnteroMedics property in your possession, including, but not limited to, all files, memoranda, documents, records, copies of the foregoing, any EnteroMedics credit card, computer, fax machine, printer, copier, keys, access cards, and any other property of EnteroMedics in your possession. You also acknowledge that, on or before the date you sign this Agreement, you have provided EnteroMedics with any and all pass codes and/or personal identification numbers used by you to access the EnteroMedics computer system, e-mail system, and/or the Internet, and/or documents or files contained on and saved in the EnteroMedics computer system.

8. Duty to Cooperate. You agree that, beginning on the date you are presented with this Agreement, you will cooperate with EnteroMedics with respect to the transition of your duties, the preservation of effective operations and customer service, and EnteroMedics’

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strategic and commercial initiatives. As part of your agreement to cooperate, you will provide a list identifying the status of major projects under way, pending customer interactions, the status of sale cycles with customers, the names and contact information of key contacts at customers, and any other information reasonably requested by EnteroMedics regarding your duties and responsibilities. You further agree that, in the 30 day period following your acceptance of this Agreement you will periodically make yourself accessible and available during normal business hours for consultation with EnteroMedics representatives in connection with the transition of your duties and responsibilities. You agree that such consultation may include appearing from time to time at the office of EnteroMedics for conferences.

9. Confidentiality. You agree that the existence and terms and conditions of this Agreement (other than Exhibit A) shall remain confidential and that you will not disclose any information concerning the provisions of this Agreement to any person or entity, including, but not limited to, any present or former employee of EnteroMedics. These confidentiality provisions are subject to the following exceptions: you may disclose the provisions of this Agreement to your attorneys, accountants, tax and financial advisors, and immediate family, or in the course of legal proceedings involving EnteroMedics, or in response to a subpoena, court order, or inquiry by a government agency. You further agree that, if any information concerning the provisions of this Agreement is revealed as permitted by this section, you shall inform the recipient of the information that it is confidential, and the recipient shall agree to keep the information confidential.

10. Release. By this Agreement, you intend to settle any and all claims that you have or may have against EnteroMedics as a result of EnteroMedics hiring you, your employment with EnteroMedics, and the decision to terminate your employment with EnteroMedics. You agree that, in exchange for EnteroMedics’ promises in this Agreement, and in exchange for the consideration provided to you by EnteroMedics, described above in Section 2, you, on behalf of your heirs, successors and assigns, hereby release and discharge EnteroMedics, its predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies, and their officers, directors, shareholders, agents, servants, employees, and insurers (collectively “the Released Parties”) from all liability for damages and from all claims that you may have against the Released Parties occurring up through the date you sign this Agreement. You understand and agree that your release of claims in this Agreement includes, but is not limited to, any claims you may have under: Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act of 1988; the False Claims Act; the Minnesota Human Rights Act; Minnesota Equal Pay for Equal Work Law, Minn. Stat. §§ 181.66–181.71; Minn. § 181.81 (age discrimination); Minn. Stat. § 176.82 (retaliatory discharge); Minn. Stat. §§ 181.931, 181.932, 181.935 (whistleblower protection); Minn. Stat. §§ 181.940–181.944 (family leave); or any other federal, state, or local statute, ordinance, or law.

You also agree and understand that you are giving up all other claims, whether grounded in contract or tort theories, including but not limited to: wrongful discharge; breach of contract; any claim for unpaid compensation (including, but not limited to, any claims for PTO or severance except as set forth in this Agreement, or for incentive compensation); tortious

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interference with contractual relations; promissory estoppel; detrimental reliance; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; qui tam actions; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

You understand that nothing contained in this Agreement, including but not limited to this Section 10, will be interpreted to prevent you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), or any other governmental agency, or from participating in or cooperating with an EEOC or other governmental agency investigation or proceeding. However, you agree that you are waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

11. Time to Accept. You are hereby informed that the terms of this Agreement shall be open for acceptance and execution by you through and including                     , during which time you may consult with an attorney and consider whether to accept this Agreement. Changes to this Agreement, whether material or immaterial, will not restart the running of this acceptance period. You hereby are advised to consult with an attorney prior to signing this Agreement.

12. Right to Revoke and Rescind. You are hereby informed of your right to revoke your release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing EnteroMedics of your intent to revoke your release of claims within 7 calendar days following your signing of this Agreement. You are also informed of your right to rescind your release of claims, insofar as it extends to potential claims under the Minnesota Human Rights Act, by delivering a written rescission to EnteroMedics within 15 calendar days after your signing of this Agreement. You understand that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to: Greg Lea, Senior Vice President, CFO and COO, EnteroMedics, Inc., 2800 Patton Road, St. Paul, MN 55113.

If you exercise your right to revoke or rescind this Agreement, EnteroMedics may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of your release of claims that you have revoked or rescinded. You agree and understand that if EnteroMedics chooses to nullify the Agreement in its entirety, EnteroMedics will have no obligations under this Agreement to you or to others whose rights derive from you.

13. Entire Agreement. This Agreement, as well as the exhibits hereto and any agreements referenced herein, is the final, complete and exclusive agreement of the parties and sets forth the entire agreement between EnteroMedics and you with respect to your employment by EnteroMedics, and there are no undertakings, covenants or commitments other than as set forth herein. The Agreement may not be altered or amended, except by a writing executed by you and a member of the Board. Except as otherwise indicated, this Agreement supersedes, terminates, replaces and supplants any and all prior understandings or agreements between the parties relating in any way to you hiring or employment by EnteroMedics.

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14. Governing Law. The laws of the State of Minnesota will govern the validity, construction and performance of this Agreement, without regard to the conflict of law provisions of any other jurisdictions. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect. If such modification is not possible, said provision will be deemed severable from the remaining provisions of this Agreement and the balance of this Agreement shall remain in full force and effect.

15. Remedies. To the extent that the EnteroMedics wishes to pursue remedies against you under Section 7.1 of the Employment Agreement, you and EnteroMedics agree that such action shall be venued in Minnesota District Court, Hennepin County. For any other dispute, you and EnteroMedics irrevocably consent that any litigation commenced or arising in connection with the interpretation or enforcement of this Agreement that has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then-applicable Employment Arbitration Rules of the American Arbitration Association (“AAA”). Any such arbitration shall be conducted by one (1) neutral arbitrator appointed by mutual agreement of the parties or, failing such agreement, in accordance with the AAA Rules. The arbitrator shall be an experienced attorney with a background in employment law. Any arbitration shall be conducted in Minneapolis, Minnesota. An arbitration award may be enforced in any court of competent jurisdiction. Notwithstanding any contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

(A)	Each party shall have the right to request from the arbitrator, and the arbitrator shall order upon good cause shown, reasonable and limited pre-hearing discovery, including: (i) exchange of witness lists, (ii) no more than two (2) depositions under oath of named witnesses at a mutually convenient location (neither deposition to exceed seven (7) hours), (iii) written interrogatories (no more than twenty-five (25) in number), and (iv) document requests (no more than twenty-five (25) in number, including subparts);

(B)	Upon conclusion of the pre-hearing discovery, the arbitrator shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award;

(C)	The arbitrator may award damages or injunctive relief consistent with the terms of this Agreement but may not award or assess punitive damages against either party; and

(D)	Each party shall bear his or its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrator, subject to the power of the arbitrator, in his or her sole discretion, to award all such reasonable costs, expenses and attorneys’ fees to the prevailing party.

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16. No Admission. Nothing in this Agreement is intended to be, and nothing will be deemed to be, an admission of liability by EnteroMedics or you that either party has violated any state or federal statute, local ordinance or principle of common law, or that either party has engaged in any wrongdoing.

17. Waiver. No waiver of any provision of this Agreement shall be binding unless executed in writing by the party making the waiver. The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below to be effective as of the date shown below.

I acknowledge and agree that I have read this Agreement in its entirety and that I agree to the conditions and obligations set forth herein. Further, I agree that I have had adequate time to consider the terms of this Agreement and that I am voluntarily entering into this Agreement with a full understanding of its meaning. I understand that I am hereby advised to consult with an attorney before signing this Agreement.

Dated:
Peter M. DeLange

ENTEROMEDICS INC.

Dated:	By

Its

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